EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2008, relating to the consolidated financial statements of ARIAD Pharmaceuticals, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006) and the effectiveness of ARIAD Pharmaceuticals, Inc.'s and subsidiaries' internal control over financial reporting appearing in the Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2007.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 12, 2008